NEWS	Contact: Robert S. Merritt or
July 23, 2003	Lisa Hathcoat (813) 282-1225
FOR IMMEDIATE RELEASE

              OUTBACK STEAKHOUSE, INC. REPORTS QUARTERLY DIVIDEND DECLARATION    AND SHARE REPURCHASE AUTHORIZATION

     Tampa, Florida, July 23 --- At its meeting today, the Board of Directors of Outback Steakhouse, Inc. (NYSE – OSI) declared a quarterly dividend of $0.12 per share of the Company’s common stock, payable on September 5, 2003 to shareholders of record as of August 22, 2003.

     The Company’s Board of Directors also authorized an additional 2,500,000 shares of the Company’s common stock to be repurchased under the existing repurchase program originally authorized in 2000.  The Company said that the timing, price, quantity and manner of purchases will be made at the discretion of management and will depend upon market conditions.  In addition, the Board of Directors has also extended the authorization to repurchase shares on a regular basis to offset shares issued as a result of stock option exercises.

     The Company will fund the repurchase program with available cash and bank credit facilities.  The Company also said that the repurchase program would have no effect upon its future expansion plans.

     The Company operates 807 Outback Steakhouses, 132 Carrabba's Italian Grills, 18 Fleming’s Prime Steakhouse and Wine Bars, 18 Roy’s, 24 Bonefish Grills, two Lee Roy Selmon’s and one Cheeseburger in Paradise in 50 states and 21 countries internationally.